UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2006
InferX Corporation
(Exact name of registrant as specified in its charter)

Delaware (State of other jurisdiction of incorporation)	0-51720 (Commission File Number)	54-1614664 (IRS Employer Identification No.)

1600 International Drive, Suite 110
McLean, Virginia (Address of principal executive offices)		22102-4860 (Zip Code)
Registrant’s telephone number, including area code: (703) 917-0880
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
     On December 12, 2006, we entered into a consulting agreement effective as of December 5, 2006, with Michael D. Brown. Mr. Brown was formerly the Department of Homeland Security Under Secretary of Federal Emergency Management and Director of the Federal Emergency Management Agency. Under the agreement, Mr. Brown will be working with us in the development, marketing and presentation of our products to potential government and commercial customers. The agreement has a term of 12 months, and we have agreed to pay Mr. Brown $8,000 per month during the term of the agreement. In addition, we have agreed to pay Mr. Brown an 8% commission on any product sales and a 3% commission on consulting services he generates. We have also agreed to grant Mr. Brown an option to purchase up to 75,000 shares of our common stock at a price of $.50 per share, vesting in four equal installments on February 28, May 31, August 31 and November 30, 2007, subject to certain conditions. The preceding summary is qualified in its entirety by reference to the consulting agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K.
     In addition, we retained Elite Financial Communications Group to provide media and public relations services following the expiration of our agreement with The Gallatin Group. Our agreement with Elite Financial Communications Group is filed as Exhibit 99.2 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits
     (c) Exhibits
99.1	Consulting Agreement with Michael D. Brown

99.2	Service Agreement with Elite Financial Communications Group, LLC

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 18, 2006	InferX Corporation

	By:	/s/ B.K. Gogia

B.K. Gogia
President